EXHIBIT 14.1

VASCO DATA SECURITY INTERNATIONAL, INC.

AND SUBSIDIARIES

CODE OF CONDUCT AND ETHICS

Name:

Introduction

In this ever-changing business world, your Company is required to adhere to many new rules, regulations, and laws. An example of this is the Sarbanes-Oxley Act of 2002. This legislation requires that each public company achieve and maintain a certain level of control over its business, its officers, its employees and its Board of Directors. In VASCO’s case, this requires the commitment of its people to maintain the highest level of integrity and ethics. Accordingly, your Company has established this VASCO Code of Conduct and Ethics (the “Code”) in order that we are all clear as to what is required of each one of us.

This Code sets forth written standards that the Company’s Board of Directors believes are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the Securities and Exchange Commission and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

The Code begins with the principle that all of the Company’s directors, executive officers and employees (collectively, “Employees and Directors”) will abide by and obey all laws and regulations that are applicable to our business in whatever country we conduct business. We will not depart from the letter and spirit of the law under any circumstances: not to make a profit; not to make a customer happy; not to protect a fellow employee. If the law conflicts with this Code, comply with the law. If the local custom conflicts with this Code, comply with the Code.

This Code should serve as a framework for our Employees and Directors to exercise their best efforts to conduct themselves at the highest possible level of integrity and honesty. If you are in a situation that you believe may lead to a violation of this Code, you should follow the procedures described in Sections 15-17 of this Code.

For Purposes of this Code, the “Contact Person” will be different for employees, executive officers and directors. Employees should contact the Chief Financial Officer (Mr. Cliff Bown – 630 932 8844 extension 304 or +41 43 813 3506 or cbown@vasco.com), executive officers should contact the Chairman of the Board’s Governance Committee (Mr. John Walter) and directors should contact either the Chief Executive Officer (Mr. Ken Hunt) or Chief Financial Officer.

From time to time, the Company may waive some provisions of this Code. Any waiver or amendment of this Code for executive officers or directors of the Company may only be made by the Board of Directors and must be promptly disclosed as required by the Securities and Exchange Commission (“SEC”) or the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). Any waiver for other persons may only be made by the appropriate Contact Person, the Governance Committee or the Board.

We begin with ethical and moral objectives for “Which We Stand”.

1.	Compliance with Laws

Obeying the law, both in letter and spirit, is the foundation on which this Company’s ethical standards are built. All Employees and Directors must obey the laws of the cities, states, and countries in which we operate. Although not every Employee and Director can be expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.	Ethical Conduct

Beyond compliance with laws, the Company requires that all Employees and Directors act in a manner that meets the highest of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of the Company’s business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

3.	Respect for people

Every Employee and Director is important to the success of the Company and so each is to be treated fairly and with respect. Being treated fairly means that each such person is judged according to his or her own merit and not according to arbitrary factors such as race, religion, color, sex, age, national origin, or handicap. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation.

Because we value every Employee and Director, we encourage all to share their ideas and express their concerns. Supervisors, managers and officers should be especially careful to maintain open lines of communication and to listen to all employees.

No Employee or Director will be discriminated against, in any way, for having brought his or her concerns to the attention of VASCO’s management or to its Board of Directors.

4.	No Tolerance for Drugs and alcohol

Our Company and our customers expect all of our Employees and Directors to report to work fit for duty, drug and alcohol free. Fit for duty means being mentally and physically able to perform our jobs in a safe, efficient and reliable manner.

Not only do we have responsibility for our own behavior, but we also have a responsibility for each other and for public safety. Therefore, when any person recognizes a fitness for duty problem, he or she has an obligation to report the condition to management.

Any Employee or Director who engages in the use, distribution, sale or possession of illegal drugs or other controlled substances or who is working while under the influence of illegal drugs, controlled substances or alcohol is subject to disciplinary action to the extent legally permissible under applicable law, including dismissal.

5.	A Company free of Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company’s business, no Employee or Director should engage in any activity or advance any personal interest that conflicts, or appears to conflict, with the interests of the Company. A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an Employee or Director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Some of the more common types of conflicts of interest are addressed here to provide guidance.

Employees and Directors or members of their immediate families shall not own a significant financial interest in, or be employed by, any business organization that does or seeks to do business with the Company unless such interest or employment has been disclosed in writing to and approved by the appropriate Contact Person.

A general exception to this policy is the employment of a member of a Employee’s or Director’s immediate family by a public utility, bank, or other business enterprise that furnishes products or services to the Company at prices, rates, or charges generally applicable to all customers of such utility, bank, or other business enterprise. A “significant financial interest” is an aggregate interest of an Employee or Director and his or her immediate family members of more than 5% of the stock of a corporation or more than 5% of the profits or assets of a partnership or other venture.

A “member of your immediate family” means your spouse and your or your spouse’s parents, children, brothers and sisters, aunts and uncles and nephews and nieces.

Questions regarding conflicts of interest should be addressed to your respective Contact Person.

6.	No Gratuities in the form of Gifts and Entertainment

No Employee or Director nor any member of his or her immediate family may accept from a vendor or customer money or a gift that is, or could reasonably be considered to be, intended to influence your behavior toward that vendor or customer. However, you may accept a gift of nominal value when the vendor or customer customarily offers it to others.

If you are offered money or a gift, or if either arrives at your office or home, inform your Contact Person immediately. Appropriate arrangements will be made to return or dispose of what has been received, and the vendor or customer will be reminded of the Company’s policy on gifts.

Entertainment should be viewed in the same way as gifts. An occasional meal or outing with a vendor or customer at their expense is permissible if there is a valid business purpose involved and the expense is not extravagant. Travel or lodging should not be accepted unless previously approved by your Contact Person.

7.	Safeguarding of Company Assets

We each have a duty to safeguard the Company assets that are entrusted to our care and to ensure that transactions are only executed in accordance with managements’ authorization. Company assets include our records, product designs, strategic business plans, customer information, and people. Company assets should be used for Company business only; they are not to be used for any Employee’s or Director’s personal benefit and are not to be sold, loaned, or given away except with proper authorization. Any suspected incident of fraud or theft should be immediately reported to the appropriate Contact Person for investigation.

Other Company assets are our Company names and our trademarks. Others may not use these without proper written authorization. As a general rule, we do not endorse other companies, products, or services.

8.	Confidential information

Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. Much of the information the Company uses is confidential or proprietary. Sometimes confidential information has been developed by the Company; other times it belongs to others and we have contracted to keep it confidential. In both instances we must be careful to guard against disclosure of the information to people outside the Company.

In particular, computer software may only be used for Company business. It may not be copied without our specific approval. Our investment in computer software is substantial and contributes to our ability to conduct our business in a cost-efficient manner. As such, it is extremely valuable and should never be treated casually or left unprotected.

Almost every department has software and information that the Company considers to be confidential. All Employees and Directors must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Company’s counsel, or required by law. The obligation to preserve confidential information continues even after employment ends.

9.	Excellent Treatment of Our Valued Customers

Our customers are extremely important to us. They are the reason the Company exists and our success depends upon their satisfaction. Customers are always to be treated with the utmost respect and courtesy. They are also to be treated fairly. No customer should be given preferential treatment.

Information that we have regarding our customers is to be kept confidential and used only for Company purposes. Customer satisfaction is the job of every employee.

10.	Providing Shareholder Value through Accurate and Reliable Financial Statements

We are in business to create value for our shareholders. Our shareholders have chosen to invest with us because they are encouraged by the Company’s past financial performance and their perceptions of its prospects for the future. They want a fair return on their investment. Many of us own shares in the Company as well, and we have the same concerns as our other investors.

It is very important to our investors that the information they receive is accurate and properly reflects the financial condition and results of operations of the Company. The books and records of the Company are to be kept according to generally accepted accounting principles and in a manner whereby an accurate and auditable record of all financial transactions is maintained. The Accounting Departments, as well as our independent public accountants, help to ensure that all of the Company’s books and records are accurate. Employees are to cooperate fully with these groups and provide complete and accurate information to them. It is prohibited under U.S. Federal law and the Company policy to fraudulently influence, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of rendering the Company’s financial statements materially misleading.

The Company’s requirement that all Employees and Directors follow the highest ethical standards applies directly to all actions that involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations. Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the company files with, or submits to, the SEC and in any other public communications.

The Audit Committee of the Board of Directors has adopted special procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures are set out in Sections 16 and 17 of this Code.

Business records and communications often become public and all Employees and Directors should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s counsel.

11.	Intolerance to Questionable Payments

It is the responsibility of all Employees and Directors to keep accurate books and records regarding Company assets and funds. All receipts and disbursements are to be fully and accurately described. No Employee or Director may participate in any way in unethical receipts or payments of Company funds or the maintenance of any unrecorded cash or non-cash funds for the purpose of any such receipts or payments.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. We will not take part in any improper payments to government officials, bribes or kickbacks, or influence payments to any party. Any information regarding potential improper payments to foreign officials should be reported to the appropriate Contact Person immediately.

12.	Insider Information and Black-Out Periods

From time to time you may receive information that could be valuable to an investor if it were made public. This information could be about the Company, one of its affiliates, or about another company we do business with. Using this information to make money for yourself or for someone you know is not only against the Company policy but it also may be a violation of securities laws. Examples of types of information that could be considered “insider” information include revenue or profit achievements not generally known to the public; dividend declarations; financing plans; acquisitions, mergers, or sales; major contracts and developments in major litigation.

No employee shall buy or sell Corporation’s Common Stock during the following periods:

1.	The period that begins two weeks prior to the end of a calendar quarter and ends two full business days after the Company’s release of earnings for that quarter. For example, for the quarter ending March 31, 2008, no employee may buy or sell the Company’s Common Stock beginning Monday, March 17, 2008. If the Company releases its earnings on Thursday, April 24, 2008, the first day that an employee may buy or sell the Company’s Common Stock is Tuesday, April 29, 2008.

2.	Any period in which the employee may be in the possession of material non-public information.

If you have any questions regarding this type of information, call your respective Contact Person for advice.

13.	Corporate Citizenship

We all understand the importance of being good citizens of our respective communities, states, provinces, and nations. When we become involved in the charitable affairs of the communities in which we live and work, we increase the quality of life for everyone. Employees are encouraged to participate in the United Way, Red Cross Blood Drives, and in other charitable organizations, activities and fund-raisers.

As individuals, we may have community or charitable interests that are important to each one of us. This is not only desirable, but also necessary if we are to be responsible, contributing citizens. Any leadership position, however, should be carefully examined to be sure that it does not cause or appear to cause any conflict of interest or embarrassment to the Company.

From time to time we may also receive requests for money or other Company resources to benefit a particular charity or civic group. These should be referred the appropriate supervisor within your business unit or to one of the Company’s executive officers.

14.	Political activities

As a good corporate citizen, the Company supports the political process. However, we have decided that, even if allowed by law, no corporate funds, assets, materials, or services may be used to support a particular candidate or political party.

All Employees and Directors are encouraged to exercise their rights as citizens by voting.

15.	Personal Responsibility

It is essential that the Company ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since Employees and Directors cannot anticipate every situation that will arise, it is important to have guidelines on how to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. If you believe that it is not appropriate to discuss an issue with your supervisor, or you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or with the Director of Human Resources. If that also is not appropriate, call your respective Contact Person.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against any Employee or Director for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

16.	Reporting/Investigation Procedures

The Governance Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. Any Employee or Director who reasonably believes that there has been a violation or potential violation of this Code should report it immediately to his or her respective Contact Person. If the violation or potential violation is related to questionable accounting or auditing matters, the Employee or Director may submit an anonymous complaint as discussed in Section 17. Upon receipt of a complaint, the particular Contact Person or other designee shall promptly investigate the matter and will treat the matter as confidential to the fullest extent possible consistent with the need to investigate. Absolute confidentiality of the complaint, however, cannot be guaranteed because the very fact of conducting an investigation may lead employees or other persons to reach conclusions of their own. Anyone involved in an investigation under these procedures, whether as witnesses, participants in the performance of the investigation or otherwise, will be informed of their obligation to maintain confidentiality and will be asked to sign an acknowledgment of this obligation. There shall be no discrimination or retaliation against any Employee or Director for bringing a complaint under these procedures or against any person for participating in the investigation. If the investigation leads to a conclusion that a material violation of the Code has occurred, the Governance Committee will inform the Company’s Board of Directors who will take such disciplinary or preventative action as it deems appropriate to the extent legally permissible under applicable law, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

The Company recognizes the potentially serious impact of a false accusation. All Employees and Directors are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint in bad faith will be subject to appropriate corrective action to the extent legally permissible under applicable law, including dismissal.

17.	Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters

Any Employee or Director who reasonably believes that there has been a material violation of this Code caused by questionable accounting or auditing matters may submit confidential, anonymous complaints via a toll-free telephone hotline or via the Internet.

If you wish to file a report by telephone and are calling from outside the United States, simply follow the normal collect call procedures for your country and ask to be connected to 1+720 514-4400. You will be connected to a call center that has the ability to get the assistance of a translator, if needed. If you are calling from the United States, dial 1 800 461-9330.

To file a report via the internet, go to www.mysafeworkplace.com and click on the “Make Report” button on their website. The system will ask you to identify the company for which you are filing a report.

Certification Form

VASCO DATA SECURITY INTERNATIONAL, INC. (the “Company”) CODE OF CONDUCT AND ETHICS

As applicable to my work responsibilities:

1.	I will comply, both in letter and spirit with the laws, rules and regulations in the countries in which I conduct business on behalf of the Company.

2.	I will deal honestly and ethically with the Company and on the Company’s behalf in all matters.

3.	I will treat people fairly and will not discriminate or harass others that I work with or retaliate against others that may report violations of this Code of Conduct and Ethics.

4.	I will not use, distribute, sell or possess illegal drugs or other controlled substances and will report to work drug and alcohol free.

5.	I will avoid actual or apparent conflicts with the Company’s interests.

6.	I will comply with the Company’s standards, policies, and procedures regarding gifts, meals and entertainment.

7.	I will protect the Company’s assets and promote their efficient and legitimate business use.

8.	I will protect both the Company’s confidential information and the confidential information of customers and others, which I receive in the course of conducting the Company’s business.

9.	I will treat the Company’s customers with respect and courtesy.

10.	I will cooperate fully with the Company’s accounting department and auditors to help ensure the accuracy, completeness and integrity of the Company’s books and records.

11.	I will not misstate any material fact or omit to state a material fact that is necessary to ensure that the financial statements, reports and documents filed by the Company with all regulatory agencies including, but not limited to the United States Securities and Exchange Commission, are complete, fair, accurate, timely and understandable.

12.	I will not participate in any way in unethical or illegal receipts or payments of Company funds or the maintenance of any unrecorded cash or non-cash funds for the purpose of any such receipts or payments.

13.	I will not trade in the Company’s securities if I am in possession of material “insider” information.

14.	I will not trade in the Company’s securities during the period that begins two weeks prior to the end of a calendar quarter and ends after two full business days have passed after the release of earnings for that calendar quarter.

15.	I will not use the Company’s funds, assets, materials or services to support a particular candidate for political office or political party.

I certify that I have received, read and understood the Company’s Code of Conduct and Ethics. I further certify that during my employment with the Company that I have abided by and will continue to abide by the Company’s Code of Conduct and Ethics.

SIGNATURE	DATE

NAME